MADISON INVESTMENT ADVISORS, INC.
MADISON SCOTTSDALE, LC
MADISON ASSET MANAGEMENT, LLC
CONCORD ASSET MANAGEMENT, LLC
MEMBERS MUTUAL FUND
ULTRA SERIES FUND
MOSAIC FUNDS
MADISON MOSAIC EQUITY INCOME AND
TAX-FREE TRUSTS
MADISON STRATEGIC SECTOR PREMIUM FUND
MOSAIC FUNDS DISTRIBUTOR, LLC

Code of Ethics

Effective May 24, 2010

1.	Statement of General Principles.

All Advisory Employees have a duty at all times to place the monetary interests of clients and mutual fund shareholders before their own. In the conduct of their own personal securities transactions and financial affairs, Advisory Employees must act in accordance with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of the employee's position of trust and responsibility toward our clients. Advisory Employees must strive to avoid even the appearance of impropriety. Advisory Employees must never take inappropriate advantage of their position and must avoid any situation that might call into question their exercise of fully independent judgment. Finally, you should understand that investment opportunities must be offered first to clients before our firm or ourselves.  This Code is designed to implement this principle.1

2. Securities Trading Accounts

Advisory Employees may maintain one or more accounts with a broker dealer. 2

Initial Holdings Reports. No later than 10 days after employment, each Advisory Employee must provide an initial holdings report to the applicable Compliance Department.  For Madison Investment Advisors, Inc., Madison Asset Management, LLC, and Mosaic Funds, the address is to Compliance Department, Attn:  Joe Blabaum, 550 Science Drive, Madison, WI  53711.  For Madison Scottsdale, LC, the address is to the Madison/Mosaic Compliance Department, 8777 N.

1 In connection with any investment company client managed by our firm, the Investment Company Act of 1940 specifically states that it is unlawful:
(1) to employ any device, scheme or artifice to defraud the Fund;
(2) to make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;
(3) to engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or
(4) to engage in any manipulative practice with respect to the Fund.

2 You may not maintain any securities accounts with any broker or issuer that does not satisfy the customer statement requirements of the Securities Exchange Act of 1934.

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Gainey Center Drive, Suite 220, Scottsdale, AZ 85258.  For Concord Asset Management, the address is to the Concord Compliance Dept., Attn:  Compliance, 150 South Wacker Drive, Suite 3200, Chicago, IL 60606.  The initial holdings report must contain the following:

•	The title, number of shares and principal amount of each security owned (except Exempt Securities) either directly or beneficially;
•	The name and address of your broker/dealer or bank where you maintain your securities account; and
•	The date you submit your report.

Alternatively, you may provide your most recent brokerage statement(s) (together with any confirms of transactions occurring since the date of the statement(s)) to satisfy the Initial Holdings Report requirement.3

Quarterly Transaction Reports. 4 You must arrange for your broker to provide duplicate quarterly statements and duplicate transaction confirmations to the applicable Compliance Department referenced above (Madison, Scottsdale or Chicago).

3. Unrestricted Securities Activities of Advisory Employees

a)
Except for fluctuating value registered funds advised or subadvised by our firm (MEMBERS Mutual Funds, Ultra Series Fund, Madison Mosaic Funds and any closed-end funds) you may purchase and sell shares of open-end investment companies ("mutual funds") without restriction for your personal accounts. These are considered Exempt Securities.  Also treated as Exempt Securities are shares of Unit Investment Trusts that invest exclusively in unaffiliated mutual funds.  Finally, except for the restrictions on frequent trading of our propriety mutual funds described in Section 4 below, MEMBERS, Ultra and Mosaic Funds are otherwise treated as Exempt Securities.

b)	You may purchase and sell money market securities without restriction for your personal accounts. These are considered Exempt Securities.

c)	You may purchase and sell direct obligations of the U.S. government without restriction for your personal accounts. These are considered Exempt Securities.

3 Technically, your initial holdings report must be current as of a date no more than 45 days prior to the date of employment.  Therefore, if your most recent brokerage statement is older than 45 days prior to the date of your employment, then you need to prepare a separate report listing your holdings or include a signed and dated certification with the old statement explaining what, if any, changes to the portfolio have occurred through the date of your employment and date of your certification.

4 Your quarterly statements must be provided by your broker no later than 30 days after the end of a calendar quarter.  In most cases, your broker will provide us with monthly statements.  In addition to quarterly reports, you must also provide an annual report that contains the information set forth in your quarterly brokerage statement.  By providing duplicate confirmations and statements, you are deemed to satisfy the annual holdings report requirement by fulfilling the quarterly holdings report requirement. You will, however, be required to annually certify your receipt of this Code of Ethics and verify your understanding of its requirements and obligations.

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You may have an automatic investment plan (“AIP”) in securities that need not be reported.  However, any transaction that overrides the pre-set schedule or allocations of the automatic investment plan is NOT considered part of the automatic investment plan and must be cleared and reported as described below.  (You do not have to provide duplicate statements for AIPs.)

d)
You may own securities in accounts over which you have no direct or indirect influence or control.  For example, you may hire an independent, third party money manager to manage your account, but if you exercise any control or discretion over the account or the third party manager, this exemption does not apply.  Even though exempt, we request that you provide us duplicate statements for these types of accounts.

e)	Note that our Rules on Insider Trading prohibit you from buying securities if you are in possession of material inside information.

4. Restrictions on Personal Investing Activities by Advisory Employees.

You may not purchase or sell a security which, to your knowledge or information, is under consideration as an acquisition or sale by a client or any investment company or is in the process of being acquired or sold for a client or mutual fund until 5 trading days (normally 7 calendar days) before or after all such purchases or sales of the security are completed. All purchases and sales of securities not designated as unrestricted under Paragraph 3 above must be precleared with the designated officer. Clearance will not be granted for any security that is currently being held in our model portfolios or that is being actively considered.  Clearance to sell a position that is held in clients’ portfolios will generally be denied.  The firm’s Chief Compliance Officer will consider any unusual circumstances that would justify an exception to the preclearance rule.

What this means is that you may be unable to sell a security you purchase if, after you are given preclearance to buy, the applicable firm later invests that security in client accounts.  Therefore, you run the risk of making your security illiquid if you invest in securities other than those listed as exempt under Paragraph 3 above.  You may not be able to sell such securities until your employment with the firm ends because you will be “locked-in” to that investment if you cannot get preclearance to trade it.

Securities.  As used in this Code, the term “securities” means any type of securities, specifically including, but not limited to, stocks, bonds, options, derivatives and all forms of investment companies.

Preclearance Officers.  David DeVito is the designated preclearance officer for employees working in or for the Madison office (Eric Schuettpelz will serve as the “acting” preclearance officer when David DeVito is out of the office or otherwise unavailable, with Jay Sekelsky and Rich Eisinger, in that order, as “acting” preclearance officer if neither David DeVito nor Eric Schuettpelz is available), Bill Fain is the preclearance officer for employees working in or for the Scottsdale office and Ray DiBernardo is the preclearance officer for employees working in or for the Chicago office (David DeVito, Eric Schuettpelz, Jay Sekelsky or Rich Eisinger can each

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serve as the “acting” preclearance officer for the Chicago office when Ray DiBernardo is out of the office or otherwise unavailable).

The preclearance officer shall document preclearance, which documentation shall be forwarded to the Compliance Department for verification against broker confirms and quarterly statements. 5 You may not trade until your preclearance officer has precleared your trade.

Unless you have precleared your trade as a “Frequently Traded security” described below, you must complete your transaction within a week (7 calendar days) of preclearance.  If you do not complete your transaction within a week, you must obtain a new preclearance before you trade.

Exceptions from Preclearance for “Frequently Traded” Securities.  There may be situations where you wish to periodically trade the same security over an extended period AND the preclearance officer knows that it will not be traded in client accounts in the foreseeable future.  Such securities are referred to as “Frequently Traded” securities.  At your request, your preclearance officer may give you preclearance to trade a security as a “Frequently Traded” security.  This means you will only have to preclear this security once and may trade without restriction afterwards until and unless the preclearance officer (or the Compliance Officer or another officer of the company) alerts you that Frequently Traded status is over for that security.  The preclearance officer may preclear individual securities or an entire type or class of securities, in his or her discretion, as having “Frequently Traded” security status.

IPOs.  You are prohibited from acquiring any securities in an initial public offering. This does not preclude the acquisition of securities in an initial public offering by the spouse or family member provided (i) such spouse or family member is employed by the company making the offering and (ii) he or she is offered the securities as a bona fide employee benefit. Also, you are not prohibited from acquiring any securities in an initial public offered through promotional means (Internet giveaway, etc.) if you have not provided any money or services in exchange for receiving such promotional securities.

Private Placements.  You must obtain permission in advance of any acquisition of securities in a private placement. To the extent you have participated in a private placement, you must disclose that investment to the compliance officer and the Madison preclearance officer in the event a client or mutual fund is considering investment in that issuer. Independent investment personnel with no personal interest in the issuer must approve any subsequent decision to purchase securities of that issuer.

5 The preclearance officer’s log contains the name of the employee, the name of the security sought to be cleared, the date of clearance, the officer’s initials and, if applicable, whether the security has been cleared as a Frequently Traded security defined herein.  To ensure that the preclearance and Chief Compliance Officers do not violate this Code, (1) personal trading by preclearance officers must be approved in the preclearance log by another knowledgeable officer of the firm acting as preclearance officer and (2) personal securities transaction reports provided by the Chief Compliance Officers must be reviewed (initialed and dated) by either the preclearance officer or another knowledgeable officer.

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Coordination with CCO.  Each preclearance officer shall provide a copy of the preclearance log created to document preclearance to the compliance officer (or his or her designee) at least quarterly.6 The compliance officer (or his or her designee) shall review duplicate confirmation and brokerage statements promptly upon receipt and document such review by dating and initialing such confirmations and statements.  Richard Mason is the compliance officer for both the Madison and Scottsdale offices and, as of September 1, 2010, Mickey Herst is the compliance officer for the Chicago office.  Any designee of the compliance officer shall report his or her findings to the applicable compliance officer.  The Guidelines for Implementing Code of Ethics are an integral part of ensuring compliance with this Code.

Frequent Trading of Proprietary Mutual Funds. You can generally buy and sell the funds we manage without restriction, subject to any restrictions on trading set forth in the applicable fund prospectus.  However, without regard to prospectus provision, in no event may you engage in frequent trading or market timing of fluctuating value registered funds advised or subadvised by our firm (MEMBERS Mutual Funds, Ultra Series Fund, Madison Mosaic Funds and any closed-end funds).  For purposes of this Code, “frequent trading or market timing” is considered making multiple “round-trips” in any fund within a thirty (30) day period.  A “round-trip” consists of one or more investments and correlating redemptions. You may not engage in more than one such “round trip” within any calendar quarter. However, if you established an automatic investment plan in any fund whereby you make regularly scheduled investments of the same amount of money in a fund on a periodic (quarterly, monthly or more frequent) basis, such investments are not considered the front-end of a round-trip since you do not control the timing of such investments.  Likewise, other investments over which you have no control of the timing (e.g. new retirement plan contributions made by the firm or trustee-to-trustee transfers) are not subject to this prohibition, but existing fund investments that you control in your retirement plan are subject to this prohibition.

This Code recognizes that the liquidity of your mutual fund investment may be one of the reasons you invested in the fund.  This provision is solely designed to prevent market timing. If you need to make more than one round trip in a fund during any calendar quarter for personal liquidity needs, waivers of this prohibition may be considered upon request and may be approved by a majority of the firm's Management Team, which approval must be in writing and signed by one or more members of the Committee.  Any waivers will be reported to the applicable mutual fund board.

Daily transactions in the funds by all employees are logged and monitored.  A summary of such transactions may be periodically communicated to the applicable fund boards.

Although this Code permits you to make a limited number of “round trips” during the year, it is considered a violation of this Code to engage in short-term trading in any fund for the purposes of attempting to “time” the market.  A pattern of making quarterly “round trips” may also indicate an attempt to “time” the market.

6 The Scottsdale office maintains a list of securities that are cleared for employee trading such that only securities that are not on the list need be separately provided to ensure compliance.

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Example 1:  You invest in a fund on January 2.  On January 15 your car dies and you need to redeem your investment to buy a new car.  You may redeem without violating the Code or requesting a waiver.  If, however, on January 31, your favorite aunt gives you the money for the car and you want to put your money back into the fund before 30 days have elapsed since your January 15 redemption, you will need to request a waiver to reinvest before February 15.

Example 2:  You invest in a fund on January 2.  On January 4, you noticed that the price of the fund went up 25 cents a share and you want to redeem.  While the transaction would technically fall under the acceptable guidelines permitting you to engage in the transaction without a waiver, the intent to capture short-term price fluctuation will be perceived as prohibited market timing of the fund.  This transaction appears to be an abuse of our policy allowing one “round trip” during the quarter for reasons other than market timing and, as a result, may be considered a Code violation under the circumstances.

5.  Special Rule for Side-by-Side Management of Hedge Fund.

To the extent Madison serves as the investment manager to any pooled fund engaged in options trading strategies and such fund is not registered under the Investment Company Act (“Hedge Fund”), it shall be treated as an account of an Advisory Employee for purposes of its relationship to any open-end mutual funds advised or sub-advised by Madison.  This Code recognizes that listed options on equity securities represent different securities than the equity securities themselves.  To the extent Madison manages both a Hedge Fund and a registered investment company that employ the same or similar options strategies such that adherence to restrictions contained above would be impractical or unreasonable, the potential conflicts of interests that may arise by such side-by-side management shall be avoided by the requirement that no Hedge Fund may execute any transaction until the registered fund has completed its trades in any listed options or any long securities covering such options (provided, of course, that Hedge Fund trades in long securities remain subject to the “seven day restriction”  above with regard to open-end mutual funds managed by Madison).

6. Gifts.

You may not accept cash "gifts" or other cash compensation of any kind in connection with their employment from any person or entity other than your employer. You may accept non-cash gifts (such as food, flowers, etc.) provided the value of such gifts do not exceed $100 per person per year and you may accept an occasional meal, ticket to a sporting event or theater, or comparable entertainment.

7. Director Service.

Advisory Employees are discouraged from serving on the Boards of Directors of publicly traded corporations. If you serve on the Board of Directors of any corporation being considered for purchase by a client or Fund, you may not participate in any investment decision regarding that

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corporation's securities. This may preclude our clients or Funds from ever investing in the securities of such corporation while you serve on its Board of Directors.

8. Annual Review and Affirmations Applicable to Investment Companies.

The Boards of Trustees of each registered investment company managed by the Madison organization shall annually review this Code and any procedures developed hereunder for compliance with Rule 17j-1. 7 The CCO shall prepare for the Board an annual written report8 that:

•	Describes any issues arising under the Code since the last written report to the Board, including, but not limited to, information about:
•	material violations of the Code;
•	sanctions imposed in response to the material violations; and
•	waivers of Code provisions or restrictions and reasons for any such waiver, demonstrating that such waivers did not permit an Access Person or Advisory Employee to engage in any fraud.
•
Certifies that each MEMBERS Mutual Fund, Ultra Series Fund, Madison Mosaic Fund, each Madison closed-end fund, Madison Investment Advisors, Inc., Madison Mosaic, LLC, Madison Scottsdale, LC, Madison Asset Management, LLC, Concord Asset Management, LLC and Mosaic Funds Distributor, LLC has adopted procedures reasonably necessary to prevent Access Persons and Advisory Employees from violating this Code.

All Advisory Employees shall annually (i) affirm their understanding of this Code, (ii) confirm that they maintain no personal securities accounts other than those for which duplicate statements are being provided to the compliance department.

9. Additional Definitions and Special Provisions for Access Persons.

Access Person. The term "Access Person" shall mean any trustee, officer, general partner, or advisory person of the Funds. An Access Person generally refers to all Advisory Employees because we all may have access to a variety of portfolio specific information, either because we manage portfolios on a day-to-day basis or simply because we may periodically “overhear” information during the course of our employment.
The trading restrictions and reporting requirements contained in this Code shall not apply to an individual who is considered an Access Person because he is a trustee of the Funds but who is not an "interested person" of the Funds within the meaning of section 2(a)(19) of the Investment Company Act of 1940, except where such trustee knew or, in the ordinary course of fulfilling his official duties as a trustee of the Funds, should have known that, during the 15-day period immediately before or after any security transaction, such security is or was purchased or sold by

7 The preclearance officers shall maintain copies of their preclearance logs indefinitely and the applicable Chief Compliance Officer shall maintain all other records required pursuant to Rule 17j-1(f) under the Investment Company Act and the corresponding recordkeeping provisions under Rule 204A-1 under the Investment Advisors Act.

8 As a practical matter, such information will be provided quarterly to the relevant investment company Board at its regularly scheduled meetings and presented as a formal report no less frequently than annually.

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the Funds or such purchase or sale by the Funds is or was considered by the Funds or their advisor.9

Funds. As used in this Code, the term "Funds" shall mean MEMBERS Mutual Funds, Ultra Series Fund, Madison Strategic Sector Premium Fund, Madison Mosaic Government Money Market, Madison Mosaic Equity Trust, Madison Mosaic Income Trust, Madison Mosaic Tax-Free Trust and the individual portfolios thereunder, if any, collectively or individually, while the term “mutual funds” shall mean the Funds and any other registered investment companies advised or subadvised by Madison Investment Advisors, Inc., Madison Asset Management, LLC, Madison Mosaic, LLC, Concord Asset Management, LLC or Madison Scottsdale, LC.

Advisory Employees. As used in this Code, the term "Advisory Employees" means you and the family members who live in your home. It also means all employees and officers of Madison Investment Advisors, Inc., Madison Asset Management, LLC, Madison Scottsdale, LC, the Funds, Mosaic Funds Distributor, LLC, Concord Asset Management, LLC and Madison Mosaic, LLC.

Exempt Securities. As used in this Code, the term "Exempt Securities" means direct obligations of the US Government, bankers acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, and shares issued by open-end mutual funds (except as described in Section 4 above regarding trading in proprietary mutual funds).

9 Otherwise, quarterly transaction reports would be required.

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Annual Compliance Certification for [Year]

I hereby acknowledge that I am considered an Advisory Employee for purposes of Madison Investment Advisors' Code of Ethics and I further state that:

1.  I understand the Code and will abide by its terms.

2.  If I (or a family member living in my household – including my legal spouse if I married during the year) have established a new brokerage account during the year (or my name has been added to someone else's brokerage account), I have reported it to the compliance officer.

3.  I understand that the Code covers ALL non-exempt securities, and that this includes not only stock, but fixed-income securities (bonds), preferred stocks, etc. that are subject to Code’s applicable preclearance requirements.

4.  I have not accepted a gift from a third party in connection with my employment valued in excess of $100.

5.  I have not knowingly or intentionally violated the Code during the year or, if I have been employed by the Madison organization for less than a year, since my employment with the Madison organization.

______________________________ Signature
______________________________ Date

____________________________________ Print Name

Check applicable box(es) below:

[   ] I have pension plan/retirement plan account investments in Madison Mosaic, MEMBERS or Ultra Series Funds.  No family member living in my home has any Madison Mosaic, MEMBERS or Ultra Series Fund accounts.

[   ] I, or a family member living with me, have a Madison Mosaic account other than (or in addition to) an account in Madison retirement plans.

[   ] I, or a family member living with me, have a MEMBERS Mutual Funds account other than an account in Madison retirement plans.

[   ] I, or a family member living with me, have opened a new MEMBERS Mutual Fund or Madison Mosaic fund account in the past 12 months.

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